EXHIBIT 23

       We consent to the incorporation by reference in the registration statements of Churchill Downs Incorporated on Forms S-8 (File Nos. 33-85012, 333-62013, and 33-61111) of our report, dated February 24, 1999 on our audits of the consolidated financial statements and consolidated financial statement schedule of Churchill Downs Incorporated as of December 31, 1998, 1997 and 1996 and for each of the three years then ended which report is included in this Annual Report on Form 10-K.




/s/ PricewaterhouseCoopersC
PricewaterhouseCoopers LLP

Louisville, Kentucky
March 29, 1999